Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of September 20, 2019 (the “Effective Date”), by and between NutriGuard Formulations, Inc., a Delaware corporation (“Buyer”), on the one hand, and NutriGuard Research, Inc., a California corporation (“Seller”) and Mark McCarty, an individual and sole shareholder of Seller (“Owner”), on the other hand. Buyer, Seller, and Owner are referred to collectively herein as the “Parties.” Certain initially capitalized terms used but not defined herein have the meanings given to them in Appendix A hereto.

WHEREAS, Seller owns all of the right, title, and interest in and to the Acquired Assets (as defined below);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase, and the Seller desire to sell, the Acquired Assets for the aggregate consideration set forth below and the assumption by Buyer of certain specified liabilities related to the Business, as set forth below;

WHEREAS, Owner owns all of the issued and outstanding shares of Seller and desires that the Seller sell the Acquired Assets on the terms and conditions contained in this Agreement;

WHEREAS, Buyer will be retaining Owner as a consultant to Buyer on or following the Effective Date pursuant to the terms of a consulting agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”); and

WHEREAS Seller desires to sell its right, title, and interest in and to the Acquired Assets and provide its consent to the Consulting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Purchase and Sale of Assets.

(a)	Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from the Seller, and the Seller shall sell, assign, transfer, convey, and deliver to Buyer, all of each Seller’s right, title and interest in and to all of the following assets, properties, and rights (the “Acquired Assets”):

(i) All Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained) and other rights, remedies against infringements of, and rights to protect interests in Intellectual Property, which includes all of each Seller’s rights in its trade names, registered and unregistered trademarks, service marks, domain names, and patents;

(ii) All of Seller’s inventory, wherever located, including all finished goods, work in process, raw materials, production molds, point of sale system, and all other materials and supplies to be used or consumed by Seller in the production of finished goods related to the Acquired Assets as set forth on Schedule 1(a)(ii) (the “Inventory”);

(iii) All of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Acquired Assets; and

(iv) Originals, or where not available, copies, of all books and records relating to the Acquired Assets (“Books and Records”).

Notwithstanding any provision of this Agreement to the contrary, the Acquired Assets shall not include any Excluded Assets.

(b)	Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Buyer shall assume, be responsible for and pay, perform and discharge when due, the Liabilities arising from the ownership or use of the Acquired Assets from and after the Closing Date (the “Assumed Liabilities”).

(c)	Excluded Liabilities. For the avoidance of doubt, Buyer shall not assume or in any manner have responsibility for any Liabilities or indebtedness of the Seller or any of its Affiliates of any nature whatsoever, whether matured or unmatured, other than the Assumed Liabilities.

2. Purchase Price; Closing.

(a)	Royalty Fee. As consideration for the Acquired Assets and this Agreement, Buyer shall pay Seller a royalty fee (the “Royalty Fee”) equal to three percent (3%) of Gross Revenues derived from the sale by Buyer of the Product, after five hundred thousand dollars ($500,000) in Gross Revenues have been achieved by Buyer following the Closing (such amount, the “Threshold Amount”). The Royalty Fee shall be paid to Seller within sixty (60) days of the end of each fiscal quarter of the Buyer following achievement of the Threshold Amount. The Buyer shall thereafter pay the Royalty Fee to Seller on a quarterly basis on the same terms for as long as the Product is sold. The Buyer shall only be required to use its reasonable efforts to develop, manufacture and sell the Product. The Buyer does not represent, warrant or guarantee that any Product will ultimately be commercialized and the Parties agree that the Buyer may cease to commercialize, develop or market the Product at any time at its sole and exclusive discretion.

(b)	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 43rd Floor, Los Angeles, CA 9007, at 10:00 a.m. local time on the date hereof, or as mutually agreed to by the Parties. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

(c)	Deliveries at Closing. The Parties shall take the following actions in connection with the Closing:

(i) At the Closing, Seller and Owner, as applicable, shall deliver to Buyer:

(A)	a certificate of the secretary (or equivalent officer) of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the constituent documents of Seller since issuance of the most recent good standing certificate; (ii) copies of Seller’s articles of incorporation and bylaws, including all amendments thereto; and (iii) the resolutions of the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated thereby;

(B)	a copy of a certificate of good standing of Seller issued within three days prior to the Closing Date by the Secretary of State of the State of California and of each jurisdiction in which such Seller is qualified to do business;

(C)	a Bill of Sale, duly executed by Seller; and

(D)	the Consulting Agreement, duly executed by Owner.

(ii) At the Closing, Buyer shall deliver to Seller and Owner, as applicable:

(A)	a certificate of the secretary (or equivalent officer) of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of the Purchase Agreement and the transactions contemplated thereby;

(B)	a copy of a certificate of good standing of Buyer issued within three days prior to the Closing Date by the Secretary of State of the State of Delaware and of each jurisdiction in which such Seller is qualified to do business; and

(C)	the Consulting Agreement, duly executed by Buyer.

3. Seller and Owner Representations and Warranties.

Seller and Owner, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date:

(a)	Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, including, without limitation, the approval of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms;

(b)	Seller has not assigned, transferred, sold, conveyed any interest in, or otherwise disposed of its rights, title and interest in the Acquired Assets to anyone;

(c)	Seller has sole, exclusive, valid, and unencumbered title to its rights, title and interest in the Acquired Assets and has not granted any liens, mortgages, encumbrances, licenses or other agreements thereon or thereto;

(d)	Seller has full right, power and authority to grant all of the rights, title and interests granted in this Agreement, and no consents of any other parties are necessary or appropriate under any agreements concerning the Acquired Assets in order for the transfer and assignment of any of its rights, title and interest in the Acquired Assets under this Agreement to be legally effective;

(e)	The Acquired Assets as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the intellectual property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Acquired Assets;

(f)	Use of the Acquired Assets will not interfere with, infringe upon, misappropriate, or otherwise breach the rights of any third party;

(g)	No approvals, permits, licenses, orders, registrations, certificates, or variances are required to be obtained from any Governmental Authority or any Person, and no notices are required to be sent to any Governmental Authority or any Person in order to transfer the Acquired Assets to Buyer;

(h)	The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel or obtain any rights under any material contract to which Seller is a party; or (d) result in the creation or imposition of any Lien on the Acquired Assets;

(i)	All required filings and fees related to the Acquired Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing (“Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing;

(j)	There are no actions pending or, to Seller’s knowledge, threatened by or against Seller with respect to any of the Acquired Assets. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Seller;

(k)	No dispute exists which challenges the use, legality, validity, or enforceability of the Acquired Assets, and no circumstances or grounds exist that would give rise to such disputes;

(l)	Seller has conducted its own investigation and analysis and freely and independently bargained for this Agreement at arm’s length without reliance on any other party, and Seller is receiving reasonably equivalent value and fair consideration for the Acquired Assets;

(m)	Upon and at any time after the consummation of the asset transfer to occur on the Effective Date, (i) the fair value of the respective assets of the Seller, on a consolidated basis and at a fair valuation, will exceed its respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the respective property of the Seller, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Seller, on a consolidated basis, will be able to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Seller, on a consolidated basis, will not have unreasonably small capital with which to conduct their respective business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and

(n)	There are no outstanding (i) securities or indebtedness convertible into or exchangeable for any capital stock of Seller or any indebtedness having the right to vote on any matters on which the shareholders may vote; (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, stock appreciation rights, phantom stock rights, profit participation, other rights to purchase or subscribe to capital stock of Seller or securities convertible into or exchangeable for capital stock of Seller, or any similar rights; or (iii) contracts, commitments, agreements, understandings, proxies, voting trusts, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Seller, any such convertible or exchangeable securities or any such options, warrants or rights or by which Seller is a party or bound relating to the voting or registration of any equity interests of Seller. There are no equity interests of Seller reserved for issuance. The issued and outstanding shares constitute all of the issued and outstanding equity interests of Seller, all of which are owned solely by Owner. No other Person owns any right, title or interest (record or beneficial) to any equity interest of Seller.

(o)	The Inventory of Seller is in good and marketable condition, fit for the purpose for which it was procured or manufactured, and consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices of Seller. The Inventory reflected on the books and records of Seller are stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied. Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsalable and unusable Inventory have been reflected on the Seller’s balance sheet in accordance with GAAP. Seller is not in possession of any Inventory not owned by Seller.

4. Buyer’s Representations and Warranties.

Buyer hereby represents and warrants that:

(a)	Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms; and

(b)	the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer.

5. Name Change and Dissolution. Within ten (10) days following the Effective Date, Seller shall change its corporate name to one which does not include or bear any likeness to “NutriGuard Research, Inc.” in accordance with applicable law, and shall deliver to Buyer evidence of the same.

6. Consent to Consulting Agreement. Seller, on behalf of itself and its shareholders, hereby consents to the Consulting Agreement.

7. Employees. Buyer shall have no responsibility of any form or nature with respect to Seller’s employees from and after the Closing. Buyer shall have no obligation to hire any employee of Seller. No obligations of Seller to or with respect to any of its employees, including but not limited to obligations under employment contracts, employee benefit plans, collective bargaining agreements, and applicable Laws (including without limitation liability for payroll Taxes and other proper deductions and withholdings) are being assumed by Buyer. Without limiting the generality of the foregoing, Seller shall be solely responsible for any and all liability arising directly or indirectly under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), as a result of the transactions contemplated by this Agreement. Seller acknowledges and agrees that Buyer does not assume or agree to discharge any liability of Seller under COBRA with respect to any current or former employees of Seller. Seller agrees that it will not take any voluntary action, including, without limitation, the termination of its healthcare plan, the effect of which would be, or might reasonably be expected to be, the imposition upon Buyer of COBRA liability for current or former employees of Seller not hired by Buyer. Seller shall indemnify, defend, and hold harmless Buyer from and against any and all liabilities, damages, costs, and expenses with respect to any liability assessed upon or incurred by Buyer that is the responsibility of Seller under this Section 7.

8. Non-competition; Non-solicitation.

(a)	For a period of five (5) years following the Closing (and in the case of Section 8(a)(3) indefinitely), each of Owner and Seller (each, a “Seller Party”) agrees that such Seller Party shall not, directly or indirectly through any Person, entity or contractual arrangement:

(1) engage in the Business or any segment thereof anywhere in the world (the “Restricted Territory”), it being acknowledged by Seller Parties that Seller does business throughout the Restricted Territory;

(2) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock ownership in, any business or Person that engages in the Business or any segment thereof anywhere in the Restricted Territory; or

(3) disparage Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)	Each Seller Party acknowledges that if it breaches any obligation under this Section 8, Buyer will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and each Seller Party therefore agrees that upon such breach or threatened breach, Buyer shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section 8(b) shall not be construed as an election of any remedy, or as a waiver of any right available to Buyer under this Agreement or the Law, including the right to seek damages for a breach.

(c)	If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 8 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on each of the Seller Party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 8 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

9. Indemnity. Seller Parties shall indemnify, make good, save and hold harmless Buyer, its parent, successors, Buyers and assigns and their respective officers, agents and employees, from all liabilities, damages, costs, charges, reasonable attorneys’ fees, recoveries, actions, judgments, penalties, expenses and other losses whatsoever which may be obtained against, imposed upon or suffered by Buyer, its parent, successors, or shareholders and assigns arising from a third party claim resulting from breach of any of Seller’s representations, warranties or agreements hereunder. The rights of the Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer may have acquired, or could have acquired, whether before or after the Effective Date, nor by any investigation or diligence by the Buyer. Seller Parties hereby acknowledge that the Buyer has entered into this transaction in express reliance solely upon the accuracy and completeness of the representations and warranties of the Seller Parties made in this Agreement.

10. Buyer’s Right of Offset. Notwithstanding any other provision in this Agreement, Buyer may, in good faith, withhold and set off against any amounts due to a Seller Party or any Affiliate thereof that amount as to which any Seller Party is obligated to indemnify Buyer. If Buyer believes in good faith that it has a claim against the Seller Parties, Buyer may defer making payment of amounts otherwise due to the Seller Parties, up to the amount of Buyer’s claim, until the resolution of such claim. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No Party may assign or delegate its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer shall be entitled to assign or delegate all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

12. Recordation. Seller hereby authorizes and requests the U.S. Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries, domain name registrars and any other governmental or administrative bodies to record Buyer as the assignee and owner of the Acquired Assets, and to issue all corresponding registrations to the Buyer, its successors, legal representatives and assigns, in accordance with the terms of this instrument.

13. Cooperation. Seller further agrees that, upon request and without further compensation, it and its legal representatives and assigns will perform all lawful acts, including the execution of papers and the giving of testimony, that might be necessary or desirable for obtaining, sustaining, reissuing or enforcing the Acquired Assets in the United States and throughout the world in connection with the Acquired Assets, and for perfecting, recording or maintaining the title of Assignee, its successors and assigns, to any such Acquired Assets in the United States and throughout the world.

14. Further Documents. The Parties shall execute all such further documents as shall be reasonable, convenient, necessary, or desirable to carry out the provisions of the Agreement.

15. Confidentiality. The contents, but not the mere existence of this Agreement are and shall be kept confidential by the Seller. Seller acknowledges that Buyer will need to disclose this Agreement as is required under applicable securities laws or otherwise.

16. Amendment and Modifications. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement between the Parties hereto which states that it is intended to be a modification of this Agreement.

17. Waiver of Compliance. Any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18. Waiver. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

19. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Each Party irrevocably consents and submits to the personal jurisdiction and venue of the federal and state courts located in San Diego County, California and irrevocably waives any and all claims and defenses which such Party might otherwise have in any action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar claim or defense. The prevailing party in any action brought pursuant to the terms hereof shall be entitled to its attorneys’ fees and costs.

20. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other right or remedy to which it may be entitled at law or in equity, (a) Buyer will be entitled to seek an injunction or injunctions or specific performance, without the posting of any bond, to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity and (b) Seller will be entitled to seek an injunction or injunctions or specific performance, without the posting of any bond, to enforce specifically the terms and provisions of this Agreement, to prevent breaches of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity.

21. Dispute Resolution; Arbitration. If any contest or dispute arises between the parties with respect to this Agreement, other than injunctive and equitable relief with regard to Sections 8 and 20 hereof, such contest or dispute shall be submitted to binding arbitration in San Diego, California in accordance with the rules and procedures of the Commercial Arbitration Rules and the expedited arbitration procedures of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator.

22. Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

25. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

26. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unlawful or unenforceable, such provisions shall be considered severed from the provisions of this Agreement but all remaining provisions of this Agreement shall remain in full force and effect.

27. Notices and Demands. All notices, requests, demands or other communications required by, or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered personally (by courier service or otherwise), against receipt, when delivered by telecopy and confirmed by return telecopy, or when actually received when mailed by registered first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to the Seller Parties:

NutriGuard Research, Inc.

P.O. Box 865

Encinitas, CA 92023

Attention: Mark McCarty, President

Telephone: (760) 216-7272

Email: markfmccarty@gmail.com

If to the Buyer:

NutriGuard Formulations, Inc.

c/o Guardion Health Sciences, Inc.

15150 Avenue of Science, Suite 200

San Diego, CA 92128

Attention: Michael Favish

Telephone: 858-605-9055 Ext 201

Facsimile: 858-630-5543

Email: mfavish@guardionhealth.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: David I. Sunkin, Esq.

Telephone: (213) 617-4252

Facsimile: (213) 443-2750

Email: dsunkin@sheppardmullin.com

28. Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered to be effective as of the date first written above.

Seller:

NutriGuard Research, Inc.

By:	/s/ Mark McCarty
Mark McCarty
President

Owner:

/s/ Mark McCarty
Mark McCarty

Buyer:

NutriGuard Formulations, Inc.

By:	/s/ Michael Favish
Michael Favish
President

[Signature Page to Asset Purchase Agreement]

Appendix A

DEFINITIONS

“AAA” has the meaning set forth in Section 21.

“Acquired Assets” has the meaning set forth in the Recitals.

“Affiliate” means any individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, Buyer.

“Agreement” has the meaning set forth in the Preamble.

“Bill of Sale” means a Bill of Sale in the form attached hereto as Exhibit B to be delivered by Seller to Buyer in connection with Closing.

“Books and Records” has the meaning set forth in Section 1(a)(iv).

“Business” means the business of conducting research and development as well as manufacturing and marketing nutritional supplements, as conducted by the Seller on the Closing Date.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2(b).

“Closing Date” has the meaning set forth in Section 2(b).

“Consulting Agreement” has the meaning set forth in the Recitals.

“Contracts” means all written or oral contracts, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements related to the Business.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Affiliate, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” has the meaning set forth in the Preamble.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Revenue” means the actual revenue received from the sale of the Product, including any other product derived from the Acquired Assets, less rebates, returns, sales allowances, credits and chargebacks, accounted for under GAAP.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following, in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 3(i).

“Inventory” has the meaning set forth in Section 1(a)(ii).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership

“Owner” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Product” or “Products” mean the products included in or derived from the Acquired Assets.

“Restricted Territory” has the meaning set forth in Section 8(a)(1).

“Royalty Fee” has the meaning set forth in Section 2(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Parties” or “Seller Party” has the meaning set forth in Section 8(a).

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, payroll, employment, production, ad valorem, documentary, or other similar tax, fee, assessment, or charge, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, (including, without limitation, penalties for failure to file Tax Returns) whether disputed or not (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, or by contract (other than contracts entered into in the ordinary course that do not relate primarily to Taxes).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.